Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) dated January 19, 2023, pertaining to the Novavax, Inc. 2023 Inducement Plan of our reports dated February 28, 2022, with respect to the consolidated financial statements of Novavax, Inc. and the effectiveness of internal control over financial reporting of Novavax, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2021, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Tysons, Virginia

January 19, 2023